Exhibit 99.1

**For Immediate Release**

For more information, contact: Richard P. Jacobson, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces
Retirement of Victor Karpiak and Appointment
of Joseph W. Kiley III as Chief Executive Officer and President

Renton, Washington – August 22, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that Victor Karpiak will be retiring as President and Chief Executive Officer of the Company and has resigned as a director of the Company and as Chairman of the Board of the Bank.  In keeping with its management succession plan, the Company announced the appointment of Joseph W. Kiley III to serve as President and Chief Executive Officer of the Company.  Mr. Kiley has served as President and Chief Executive Officer of the Bank since September 17, 2012.  In addition, the Company appointed Richard P. Jacobson to serve as Chief Operating Officer and as a director of the Company.  Mr. Jacobson has served as Chief Financial Officer of the Company and the Bank since August 9, 2013.  Mr. Jacobson was also appointed as a director to the Bank’s Board of Directors.  Finally, Gary F. Kohlwes, Chairman of the Company’s Board of Directors, was appointed Chairman of the Board of the Bank.  All of these changes will be effective as of September 1, 2013.

 “On behalf of the Boards of Directors of the Company and the Bank, I want to express our sincere appreciation to Victor for the leadership and direction that he provided the Company and the Bank during his 36 years of dedicated service,” stated Gary F. Kohlwes, Chairman of the Company’s Board of Directors.  “The management, staff, and directors are very grateful for his contributions to the Company and we wish him well.”

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.